Exhibit 99.1

8233 Baumgart Road	Contact Mark L. Lemond
Evansville, IN 47725	President and Chief Executive Officer
www.shoecarnival.com	or W. Kerry Jackson
(812) 867-4034	Executive Vice President, Chief Financial Officer
and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS 39 PERCENT INCREASE IN NET INCOME
FOR SECOND QUARTER OF 2005

          Evansville, Indiana, August 23, 2005 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the second quarter ended July 30, 2005.  Net income for the second quarter of fiscal 2005 increased 39 percent to $2.7 million compared with net income of $1.9 million in the second quarter of fiscal 2004.  Diluted earnings per share increased 33 percent to $0.20 per share from $0.15 per share last year.

          Net sales for the second quarter of 2005 increased 7.6 percent to $148.7 million from $138.1 million last year.  Comparable store sales increased by 2.9 percent for the 13-week period.

          Gross profit margins for the second quarter of 2005 increased to 27.9 percent from 27.7 percent last year.  Selling, general and administrative expenses, as a percentage of sales, decreased to 24.9 percent from 25.3 percent in the second quarter of 2004.

          The Company incurred $369,000, or 0.2 percent of sales, in store closing costs in the second quarter of 2005 for stores to be closed in fiscal 2005.  This is compared with store closing costs of $47,000 recorded in the second quarter of 2004.  New store pre-opening costs incurred in the second quarter of 2005 were $296,000, or 0.2 percent of sales, compared with $147,000, or 0.1 percent of sales last year.  Shoe Carnival opened seven stores in the second quarter this year, versus two stores in the second quarter of 2004.

          Mark Lemond, president and chief executive officer stated, “Once again we have delivered excellent earnings growth for the quarter.  Our net income increased almost 40 percent over the second quarter of last year and diluted earnings per share were up 33 percent.  An increase in our gross margin and a decrease in our expenses as a percentage of sales resulted in a 0.6 percent increase in operating margin for the quarter.”

          “Our customers have responded well to the increased fashion content of our women’s and men’s non-athletic merchandise.  Both of these categories have shown strong comparable sales increases for the second quarter and the year-to-date period. We are making significant progress towards our long-term goal of increasing our women’s non-athletic sales to 28 to 30 percent of our total sales.  For the second quarter of this year, 26.2 percent of our total sales were attributable to our women’s non-athletic product, up from 23.5 percent in the second quarter of 2004.”

          Net income for the first half of 2005 was $8.6 million, or $0.64 per diluted share, compared with net income of $6.5 million, or $0.49 per diluted share, last year.  Net sales increased 9.1 percent to $309.4 million for the first six months from sales of $283.6 million last year.  Comparable store sales increased 4.3 percent for the six-month period. Gross profit margin for the first six months of 2005 increased to 28.8 percent from 28.4 percent last year.  Selling, general and administrative expenses, as a percentage of sales, decreased to 24.2 percent in the first six months of 2005 from 24.6 percent last year.

          In the first half of 2005, store closing costs were $511,000, or 0.2 percent of sales, compared with store closing costs of $100,000 recorded in the first half of 2004.  Pre-opening costs for first six months of 2005 were $489,000, or 0.2 percent of sales, as compared to $876,000, or 0.3 percent of sales, in the first half of 2004.  Interest expense in the first half of 2005 decreased to $261,000 from $373,000 in the same period in 2004, primarily due to lower average borrowings.

          Mr. Lemond continued “Sales in the first three weeks of the back-to-school season, beginning with the last week of the second quarter, were disappointing.  However, beginning in the third week of August, sales have been meeting our expectations.  In our southern regions, where schools tend to start earlier, sales have been exceeding our expectations.  It appears that consumers are shopping closer to the back-to-school date, or even after school starts, more than they have in recent years.  We saw a similar trend last year when our comparable store sales increases accelerated in the second half of August and the first half of September.”

          Shoe Carnival now anticipates an increase in comparable store sales for the third quarter of 1 to 3 percent.  Diluted earnings per share are expected to be between $0.43 and $0.45 for the third quarter compared to $0.38 for the third quarter of 2004. Diluted earnings per share for the full year of 2005 are anticipated to be between $1.20 and $1.25.

Store Growth

          During the first half of 2005 12 new stores were opened, 7 of which were opened in the second quarter and 1 store was closed.  An additional 3 stores are expected to open in the second half of 2005.  The Company expects to close 7 stores during the last two quarters of this year, two of which will be closed in the last week of the fiscal year.

          The seven stores opened during the second quarter included locations in:

City	Market/Stores

Augusta, GA	Augusta/2
Shreveport, LA	Shreveport/2
Columbia, MO	Columbia/2
Kansas City, MO	Kansas City/6
O’Fallon, MO	St. Louis/12
Brownsville, TX	Harlingen/2
Newport News, VA	Norfolk/3

Conference Call

          Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the second quarter results.  The public can listen to the live webcast of the call by visiting Shoe Carnival’s Investor Relations page at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Cautionary Statement Regarding Forward-Looking Information

          This press release contains forward-looking statements that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

          In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.

Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

          Shoe Carnival is a chain of 265 footwear stores located in the Midwest, South and Southeast.  Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family.  Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL.  Shoe Carnival’s press releases and annual report are available on the Company’s website at www.shoecarnival.com.

Financial Tables Follow

###

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)

	Thirteen Weeks Ended July 30, 2005	Thirteen Weeks Ended July 31, 2004 (as restated)[1]	Twenty-six Weeks Ended July 30, 2005	Twenty-six Weeks Ended July 31, 2004 (as restated)[1]

Net sales	$148,658	$138,130	$309,371	$283,592
Cost of sales (including buying, distribution and occupancy costs)	107,200	99,866	220,274	202,973

Gross profit	41,458	38,264	89,097	80,619
Selling, general and administrative expenses	36,980	34,896	74,844	69,661

Operating income	4,478	3,368	14,253	10,958
Interest expense-net	128	179	261	373

Income before income taxes	4,350	3,189	13,992	10,585
Income tax expense	1,646	1,244	5,367	4,128

Net income	$2,704	$1,945	$8,625	$6,457

Net income per share:
Basic	$.21	$.15	$.66	$.50

Diluted	$.20	$.15	$.64	$.49

Average shares outstanding:
Basic	13,112	12,818	13,018	12,803

Diluted	13,511	13,052	13,394	13,076

[1]  Prior periods have been restated to correct the Company's lease accounting as set forth in Note 3 of our 2004 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 14, 2005.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 30, 2005	January 29, 2005	July 31, 2004 (as restated)[1]

ASSETS
Current Assets:
Cash and cash equivalents	$7,053	$4,889	$12,091
Accounts receivable	976	992	1,191
Merchandise inventories	206,277	180,590	190,712
Deferred income tax benefit	350	0	0
Other	5,205	1,982	4,616

Total Current Assets	219,861	188,453	208,610
Property and equipment-net	69,336	68,452	69,018

Total Assets	$289,197	$256,905	$277,628

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$70,142	$62,291	$62,738
Accrued and other liabilities	12,970	10,198	11,346
Deferred income tax	0	413	241
Current portion of long-term debt	9	56	140

Total Current Liabilities	83,121	72,958	74,465
Long-term debt	17,725	7,300	32,484
Deferred lease incentives	6,399	6,613	6,824
Accrued rent	6,870	6,977	6,707
Deferred income taxes	3,200	4,487	5,158
Other	1,967	1,651	1,364

Total Liabilities	119,282	99,986	127,002
Total Shareholders’ Equity	169,915	156,919	150,626

Total Liabilities and Shareholders’ Equity	$289,197	$256,905	$277,628

[1]  Prior periods have been restated to correct the Company's lease accounting as set forth in Note 3 of our 2004 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 14, 2005.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twenty-six Weeks Ended July 30, 2005	Twenty-six Weeks Ended July 31, 2004 (as restated)[1]

Cash flows from operating activities:
Net income	$8,625	$6,457
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,434	7,256
Stock option income tax benefit	1,086	704
Loss on retirement of assets	223	61
Deferred income taxes	(2,050)	803
Lease incentives	323	392
Other	(213)	(106)
Changes in operating assets and liabilities:
Accounts receivable	(137)	(604)
Merchandise inventories	(25,687)	(25,602)
Accounts payable and accrued liabilities	10,623	12,697
Other	(3,225)	2,137

Net cash (used in) provided by operating activities	(2,998)	4,195

Cash flows from investing activities:
Purchases of property and equipment	(8,606)	(7,088)
Other	219	0

Net cash used in investing activities	(8,387)	(7,088)

Cash flows from financing activities:
Net borrowings under line of credit	10,425	10,575
Payments on long-term debt	(47)	(129)
Proceeds from issuance of stock	3,171	467

Net cash provided by financing activities	13,549	10,913

Net increase in cash and cash equivalents	2,164	8,020
Cash and cash equivalents at beginning of period	4,889	4,071

Cash and Cash Equivalents at End of Period	$7,053	$12,091

[1]  Prior periods have been restated to correct the Company's lease accounting as set forth in Note 3 of our 2004 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 14, 2005.